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                                                                    Exhibit 99.2

PURINA MILLS, INC.


1401 South Hanley Road
St. Louis, MO  63144  USA
Tel (314) 768-4100; Fax (314) 768-4470


FOR IMMEDIATE RELEASE


                                                       Contact: Darrell D. Swank
                                                       Executive Vice President,
                                           Chief Financial Officer and Secretary
                                                              Purina Mills, Inc.
                                                                  (314) 768-4100


PURINA MILLS ANNOUNCES AMENDMENT TO STOCKHOLDER RIGHTS PLAN


St. Louis, MO--June 18, 2001--Purina Mills, Inc. (Nasdaq: PMIL) announced today that its Board of Directors amended Purina Mills' stockholder rights plan to make the provisions of the plan inapplicable to the Land O'Lakes merger agreement announced today. The amendment also provides that a person or entity (other than GSCP Recovery, Inc., Purina Mills' largest stockholder) will become an "acquiring person" under the rights agreement if such person or entity becomes the beneficial owner of 10% or more of the outstanding common stock of Purina Mills. If any person or entity (other than GSCP Recovery) already owns 10% or more of the outstanding Purina Mills common stock, that person or entity will not be considered an "acquiring person" unless and until such time as that person or entity acquires additional shares of Purina Mills' common stock.

Purina Mills is a market leader in the United States in developing, manufacturing, and marketing differentiated animal nutrition products and programs for dairy cattle, beef cattle, hogs, and horses. Purina Mills also develops, manufactures and sells poultry feeds as well as specialty feeds for rabbits, zoo animals, laboratory animals, birds, fish and companion animals.



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